EXHIBIT 99.1

PRESS RELEASE

905 Southfield Drive
Plainfield, Indiana  46168

October 18, 2007

FOR IMMEDIATE RELEASE

LINCOLN BANCORP ANNOUNCES THIRD QUARTER RESULTS

Lincoln Bancorp, Plainfield, IN, (NASDAQ GM: Symbol: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the third quarter ended September 30, 2007 was $521,000, or $.10 for both basic and diluted earnings per share.  This compared to net income for the third quarter in 2006 of $840,000, or $.17 for basic and $.16 for diluted earnings per share.

Net income for the nine-month period ended September 30, 2007 was $899,000 or $.18 for basic and $.17 for diluted earnings per share.  As disclosed as part of our financial results for the quarter ended March 31, 2007 the Bank began a balance sheet restructuring in late March 2007. This restructuring continued the transformation of the Bank from a traditional thrift to a full service commercial bank. This transformation was initiated in 2004 with the acquisition of First Shares Bancorp followed by our charter conversion to a commercial bank in late 2006.  Losses recognized in the first quarter associated with marking the assets to market when they were identified as held for sale totaled $1.07 million after tax.  Some of these assets recovered a portion of their value after March 31, 2007 resulting in a smaller actual loss incurred in the second quarter when these assets were sold. This resulted in a positive after-tax effect on our second quarter, ended June 30, 2007 of $164,000 or $.03 for both basic and diluted earnings per share.  The total year-to-date effect of the restructuring was a net loss of $909,000, or $.18 for both basic and diluted earnings per share.

Assets totaled $896.9 million at September 30, 2007, an increase from December 31, 2006 of $13.3 million.  The increase in assets occurred in net loans, up $5.3 million and investment securities available for sale, up $6.8 million.  Loan growth was experienced in commercial loans, up $63.0 million while residential real estate mortgages declined $49.8 million from a combination of the balance sheet restructuring in the first quarter and the continued sale of the majority of our residential mortgage loan production in the secondary market.  As part of the restructuring, we securitized $37.3 million of residential mortgages and sold the resulting securities.  The majority of this cash was used to purchase securities for our investment portfolio at yields greater than the loans in the restructuring.  A portion of the cash was used to fund commercial loan growth.  Cash flow from these securities will be used to fund future commercial loan growth.  Other major categories of loans declined from year end balances with the exception of home equity lines which were up slightly from year end 2006.

Total deposits were $685.6 million at September 30, 2007, an increase of $30.0 million since December 31, 2006.  The primary changes in deposit growth occurred in interest-bearing demand deposits up $3.7 million, money market deposits up $14.3 million and certificates of deposit, up $25.5 million.  The largest growth occurred as customers shifted funds into our higher competitively priced money market accounts and shorter term certificate of deposit specials. This resulted in a $12.4 million decline in savings deposits.  Borrowings declined by $16.4 million from year end 2006 to $87.2 million at September 30.  The increased deposit growth provided an opportunity to repay some of our Federal Home Loan Bank debt.

Net interest income for the third quarter of 2007 was $5,501,000 compared to $5,530,000 for the same period in 2006.  Net interest margin was 2.69% for the three-month period ended September 30, 2007 compared to 2.70% for the same period in 2006.  The average yield on earning assets increased 26 basis points in the third quarter 2007 compared to the same period in 2006 while the average cost of interest-bearing liabilities increased 27 basis points for the same period.  This decreased the interest rate spread from 2.23% for the period ended September 30, 2006 to 2.22% for the same period ended September 30, 2007 or only 1 basis point.

Net interest income year-to-date through September 30, 2007 was $16,198,000 compared to $16,850,000 for the similar period in 2006.  The reduction in net interest income has been the result of lower spreads between the interest earned on interest-earning assets and the interest paid on interest-bearing liabilities as competition continues for deposits and loans.  Maturing low-rate longer term certificates of deposit are shifting to shorter terms with higher rates as a result of the relatively flat interest rate curve.  This shift has caused a considerable increase in the average cost of deposits.  The interest spread for the nine month period ended September 30, 2007, declined to 2.15% compared to 2.33% for the same period in 2006.  Net interest margin was 2.62% during the first nine month period in 2007 compared to 2.77% during the same period in 2006.

The Bank’s provision for loan losses for the third quarter of 2007 was $150,000 compared to $120,000 for the same period in 2006.  Nonperforming loans to total loans at September 30, 2007 increased slightly to .43% from .38% at December 31, 2006.  Nonperforming assets to total assets were .33% at September 30, 2007 and .31% at December 31, 2006.  The allowance for loan losses as a percent of loans was .97% at September 30, 2007 and .96% at December 31, 2006.  During the third quarter of 2007, the Bank recognized $114,000 in net charged-off loans compared to $17,000 of net charge-offs in the third quarter of 2006.  Year-to-date net charge-offs for 2007 totaled $304,000 compared to $330,000 for the same period in 2006.

Other income for the three months ended September 30, 2007 was $1,577,000 compared to $1,426,000 for the same quarter of 2006.  Service charges on deposit accounts and point of sale income continue to increase as a result of increased numbers of checking accounts.  Our premium checking account program has nearly doubled our new account openings.

Other income for the nine month period ended September 30, 2007 was $3,281,000 compared to $3,929,000 for the same period in 2006.  During the first quarter of 2007, the Bank announced a planned restructuring of its balance sheet and recorded a $1,327,000 loss on the mark to market of the loans identified as held for sale in the restructuring and a loss of $419,000 on the mark to market of the securities transferred to trading securities.  Including the second quarter portion of the restructuring discussed above, the total charge to other income through September 30, 2007 for the restructuring was $1,478,000.  Excluding the items related to the restructuring, other income for the nine months ended September 30, 2007 would have been $4,759,000 compared to $3,929,000 for the same period in 2006.  We are seeing the effects from our consumer checking account campaign as service charges on deposit accounts have increased from $1,600,000 to $1,807,000 or $207,000 during the first nine months of 2007 compared to 2006.  These new accounts also added point of sale income from debit card usage with an increase from $533,000 in 2006 to $666,000 in 2007 or $133,000.  An increase of $141,000 was recognized in cash value of life insurance from 2006 to 2007 as a result of additional insurance being purchased in the fourth quarter of 2006 as well as increased yields on the variable rate policies.

Other expenses were $6,331,000 for the three months ended September 30, 2007 compared to $5,729,000 for the same three months of 2006.  The largest increases were in net occupancy expenses and data processing expenses totaling $632,000 and $698,000, respectively, for the second quarter of 2007 compared to $492,000 and $539,000, respectively, during the same quarter of 2006, an increase of $140,000 and $159,000, respectively.  The primary reasons for the increase in occupancy expenses were due to a $75,000 increase in real estate taxes due to large rate increases and additional rental expense as the result of leased land for our new branch on Emerson Avenue added during the second quarter of 2007.  The increase in data processing costs was the result of added services, an increase in the number of new deposit accounts and increased activity in the use of our debit and ATM cards.

Other expenses for the nine month period ended September 30, 2007 were $18,463,000, an increase of $1,444,000 over the same period in 2006.  Most of the increase was in salaries and employee benefit costs, up $581,000; net occupancy expenses, up $251,000; and advertising and business development, up $282,000.  Expansion of a loan production office on the north side of Indianapolis, expanded utilization of incentive compensation for loan production throughout the Bank and normal incremental salary increases were the primary reasons for the increase in salaries and employee benefit costs.  The loan production office, a new branch on the south side of Indianapolis plus increased real estate taxes were primarily reasons for net occupancy cost increases.  Advertising and business development cost increases were directly the result of our efforts to expand marketing for our new checking products and our efforts to increase core deposit relationships through direct marketing.

The book value of Lincoln Bancorp common stock was $18.39 per share at September 30, 2007 compared to $18.63 at December 31, 2006.  Book value dropped slightly as a result of the losses taken for the restructuring of the balance sheet in the first and second quarters of 2007.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.  The Bank also has 2 loan production offices located in Carmel and Greenwood, Indiana.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The Companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Companies' most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

###

For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	September 30	December 31
	2007	2006
Balance Sheet Data:
Total assets	$896,832	$883,543
Loans, net (including loans held for sale)	638,293	632,996
Cash and cash equivalents	16,076	18,409
Investment securities available for sale	158,072	151,237
Deposits	685,644	655,664
Securities sold under repurchase agreements	15,494	16,864
Borrowings	87,207	103,608
Stockholders' equity	98,659	99,300

Book value per common share	$18.39	$18.63
Shares outstanding	5,363,821	5,329,687
Equity to assets	11.00%	11.24%
Non-performing assets to total assets	0.33%	0.31%
Non-performing loans to total loans	0.43%	0.38%
Allowance for loan losses to total loans	0.97%	0.96%

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Operating Data:
Interest Income:
Loans	$11,083	$10,831	$33,052	$30,934
Investment securities	2,372	2,129	6,593	6,189
Deposits with financial institutions	47	58	363	401
Dividend income	99	94	302	370
Total interest income	13,601	13,112	40,310	37,894
Interest Expense:
Deposits	6,953	6,274	20,466	16,988
Borrowings	1,147	1,308	3,646	4,056
Total interest expense	8,100	7,582	24,112	21,044
Net Interest Income	5,501	5,530	16,198	16,850
Provision for loan losses	150	120	457	622
Net Interest Income After Provision for Loan Losses	5,351	5,410	15,741	16,228
Other Income:
Service charges on deposit accounts	621	559	1,807	1,600
Net gains(losses) on sales of loans including unrealized gains(losses)	217	179	(956)	301
Net realized and unrealized gains (losses) on sale of available for sale and trading securities	14	-	(39)	4
Point of sale income	238	183	666	533
Loan servicing fees	98	81	250	257
Increase in cash value of life insurance	213	169	636	495
Other	176	255	917	739
Total other income	1,577	1,426	3,281	3,929
Other Expenses:
Salaries and employee benefits	3,009	2,947	9,174	8,593
Net occupancy expenses	632	492	1,769	1,518
Equipment expenses	420	369	1,265	1,125
Data processing expense	698	539	1,904	1,737
Professional fees	329	268	650	704
Advertising and business development	300	257	878	596
Core deposit intangible amortization	126	146	401	470
Other	817	711	2,422	2,276
Total other expenses	6,331	5,729	18,463	17,019
Income before income taxes	597	1,107	559	3,138
Income taxes	76	267	(340)	733
Net income	$521	$840	$899	$2,405

Basic earnings per share	$0.10	$0.17	$0.18	$0.48
Diluted earnings per share	$0.10	$0.16	$0.17	$0.47

Other Data:
Interest rate spread	2.22%	2.23%	2.15%	2.33%
Net interest margin	2.69%	2.70%	2.62%	2.77%
Return on average assets	0.23%	0.38%	0.13%	0.37%
Return on average equity	2.11%	3.36%	1.21%	3.20%